Novation Agreement

This Novation Agreement, dated as of February 24, 2017 (this “Novation Agreement”), is made among The Bank of Nova Scotia, acting through its Houston Branch (the “Remaining Party”), Legg Mason Investment Trust, a Maryland statutory trust (the “Legg Mason Trust”), on behalf of its series Legg Mason Opportunity Trust (the “Target Fund”; Legg Mason Trust on behalf of the Target Fund being hereinafter referred to as the “Transferor”), and Trust for Advised Portfolios, a Delaware statutory trust (“TAP Trust”), on behalf of its series the Miller Opportunity Trust (the “Acquiring Fund”; TAP Trust on behalf of the Acquiring Fund being hereinafter referred to as the “Transferee”).

WHEREAS, Transferor and Transferee are parties to that certain Agreement and Plan of Reorganization for the LMOT Target Fund dated as of November 21, 2016 (as amended, restated, modified and/or supplemented from time to time, the “Plan of Reorganization”) pursuant to which the Transferor has agreed to sell, assign, convey, transfer and deliver all of the Target Fund’s Assets (as such term is defined in the Plan of Reorganization) to the Acquiring Fund and the Acquiring Fund, in exchange therefore, has agreed to deliver to the Target Fund certain Acquiring Fund Shares (as such term is defined in the Plan of Reorganization) and to assume all Liabilities (as such term is defined in the Plan of Reorganization) of the Transferor, on the Closing Date (as such term is defined in the Plan of Reorganization).  The transaction described in this paragraph is hereinafter referred to as the “Reorganization.”

WHEREAS, the Transferor and the Remaining Party have entered into (a) that certain Lending Services Agreement, dated as of December 18, 2014, between the Transferor and the Remaining Party (as amended and in effect from time to time, the “Lending Services Agreement”) and (b) that certain Committed Lending Agreement, dated as of December 18, 2014, between the Transferor and the Remaining Party (as amended and in effect from time to time, the “Committed Lending Agreement” and, collectively with the Lending Services Agreement, the “Lending Agreements”);

WHEREAS, with effect from and including the date hereof (which is the Closing Date under the Plan of Reorganization) and immediately upon the consummation of the Reorganization (the “Novation Date”), (a) the Transferor wishes to transfer by novation to the Transferee, and the Transferee wishes to accept the transfer by novation of, and assume, all the rights, liabilities, duties and obligations of the Transferor under and in respect of the Lending Agreements and each transaction entered into thereunder (each a “Transaction”), with the Transferee being the sole counterparty to the Remaining Party under each Lending Agreement and each Transaction, (b) the Transferee wishes to enter into an amendment and restatement of  each of the Lending Agreements with the Remaining Party (each, a “Restated Agreement”) (the transactions described in this clause (a) and (b) being hereinafter referred to as the “Proposed Transactions”), and (c) each of the Transferor and the Transferee has requested the Remaining Party consent to such Proposed Transaction;

WHEREAS, the Remaining Party wishes to consent to the Proposed Transaction;

WHEREAS, the Transferor and the Remaining Party wish to have released and discharged, as a result and to the extent of the transfer described above, their respective obligations under and in respect of the Lending Agreements and the Transactions;

Accordingly, in consideration of the mutual representations, warranties and covenants contained in this Novation Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the Remaining Party, the Transferor, and the Transferee agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Lending Agreements.

2.          Transfer, Release, Discharge and Undertakings.  With effect from and including the Novation Date:

(a)          All obligations of the Transferor to the Remaining Party with respect to each Transaction arising under any Lending Agreement, and all obligations of the Transferor to the Remaining Party under each Lending Agreement, are hereby transferred to the Transferee on the Novation Date and assumed by the Transferee on the Novation Date with effect as if the Transferee was the original party to each Lending Agreement and each Transaction, and as such, on the Novation Date, the obligations of the Transferor to the Remaining Party with respect to any such Transactions and under any Lending Agreement are no longer obligations of the Transferor and the Transferor is released and has no further obligations to the Remaining Party with respect to such Transactions and under such Lending Agreements.  In connection with such transfer and assumption, on the Novation Date and simultaneously with the transfer described in the previous sentence, the Remaining Party has no further obligations to the Transferor under any Transactions and under any Lending Agreements.  Notwithstanding the foregoing, the releases described in the immediately preceding two sentences shall not affect any rights, liabilities or obligations of the Remaining Party or the Transferor with respect to payments or other obligations due and payable or due to be performed on or prior to the Novation Date and which are not assumed by Transferee as part of the Reorganization, and all such payments and obligations shall be paid or performed by the Remaining Party or the Transferor in accordance with the terms of the relevant Transactions and the Lending Agreements;

(b)          Immediately upon the Novation Date and for every day thereafter and pursuant to the terms of this Novation Agreement and as a result of the Reorganization, the Remaining Party and the Transferee each undertake liabilities and obligations towards the other and acquire rights against each other as if the Transferee was the original party to each Lending Agreement and each Transaction ; and

(c)          On the Novation Date, each of the Remaining Party and the Transferee shall execute the Restated Agreements, which Restated Agreements shall amend and restate each Lending Agreement in its entirety as more fully set forth in each Restated Agreements.

3.          Collateral.  Each of the parties hereby agree that in connection with the transfer of Assets (as such term is defined in the Plan of Reorganization) of the Transferor pursuant to the Reorganization, any such Assets which constitute Collateral under the Lending Agreements shall be transferred to Transferee on the Novation Date simultaneously with the novation and other undertakings set out under this Novation Agreement, subject to Remaining Party’s security interest and, once such Assets are the assets of the Transferee, shall constitute Collateral for all obligations of the Transferee under the Restated Agreements and continue to constitute Collateral under the Restated Agreements for the Transactions.

4.          Representations and Warranties.

(a)          On the Novation Date:

(i)          Each of the parties (solely as to itself and not as to any other party) makes to each of the other parties those representations and warranties set forth in Sections 10(a), 10(c), 10(d), 10(e), 10(h), and 10(j) of the Lending Services Agreement (as such agreement is identified in the attached Annex) with references in such Section to (i) “Customer” being deemed references to each party hereunder, (ii) “Obligations” being deemed references to such party’s obligations hereunder, and (iii) “this Agreement” being deemed references to this Novation Agreement alone.

(ii)          Each of the Transferor and the Remaining Party represents and warrants to each other and to the Transferee that:

A.          Other than with respect to the Reorganization and transfer contemplated under this Novation Agreement, it has made no prior transfer (whether by way of security or otherwise) of any Lending Agreement or any interest or obligation in or under any Lending Agreement or in respect of any Transaction; and

B.          as of the Novation Date, all obligations of the Transferor and the Remaining Party under each Transaction required to be performed on or before the Novation Date have been fulfilled.

(b)          The Transferor makes no representation or warranty and does not assume any responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any transaction entered into after the Novation Date or the Restated Agreements or any documents relating thereto and assumes no responsibility for the condition, financial or otherwise, of the Remaining Party, the Transferee or any other person or for the performance and observance by the Remaining Party, the Transferee or any other person of any of its obligations under any Transaction entered into after the Novation Date or the Restated Agreements or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

5.          Counterparts.  This Novation Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by email or facsimile transmission), each of which will be deemed an original.

6.          Costs and Expenses.  The parties will each pay their own costs and expenses (including legal fees) incurred in connection with this Novation Agreement and as a result of the negotiation, preparation and execution of this Novation Agreement.

7.          Amendments.  No amendment, modification or waiver in respect of this Novation Agreement will be effective unless in writing (including a writing evidenced by an email or a facsimile transmission) and executed by each of the parties.

8.          Governing Law.  This Novation Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof.

9.          Jurisdiction.  With respect to any application for a provisional remedy, any application for judgment on an arbitration award, and with regard to any suit, action, or other proceeding with respect to, based upon, or relating to this Novation Agreement, each party irrevocably (i) submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (located in New York County), or, if such court does not have jurisdiction, the Supreme Court of the State of New York, County of New York (each, the “Court,” as applicable); (ii) waives any objection that it may have at any time to the laying of venue of any proceedings brought in any such Court, waives any claim that such proceedings have been brought in an inconvenient or improper forum and further waives the right to object, with respect to such proceedings, that such Court does not have any jurisdiction over such party; (iii) will not commence any action or proceeding with respect to, based upon, or relating to this Novation Agreement in any other court; (iv) agrees that all claims with respect to, based upon or relating to this Novation Agreement may be heard and determined in such Court; and (v) waives and agrees not to assert any claim of immunity from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or its property.

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IN WITNESS WHEREOF the parties have executed this Novation Agreement on the respective dates specified below with effect from and including the Novation Date.

The Bank of Nova Scotia, Houston Branch	Legg Mason Investment Trust, on behalf of its series Legg Mason Opportunity Trust

By: /s/ James Duffy	By: /s/ Jeanne M. Kelly
Name: James Duffy	Name: Jeanne M. Kelly
Title: Director	Title: Senior Vice President
Date: 3/2/17	Date: 2/24/17

Trust for Advised Portfolios, on behalf of its series the Miller Opportunity Trust

By: /s/ Chrisopher E. Kashmerick
Name: Christopher E. Kashmerick
Title: President
Date: February 24, 2017